Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Medical Properties Trust, Inc.
We consent to the incorporation by reference in the registration statements (No. 333-130337) on Form S-8 and (Nos. 333-121883, 333-140433, and 333-141100) on Form S-3 of Medical Properties Trust, Inc. of our report dated March 15, 2007, with respect to (i) the consolidated balance sheets of Medical Properties Trust, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedules, (ii) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006; and (iii) the effectiveness of internal control over financial reporting as of December 31, 2006 which report appears in the December 31, 2006 Annual Report on Form 10-K of Medical Properties Trust, Inc.
/s/ KPMG, LLP
Birmingham, Alabama
March 15, 2007